                                 Exhibit 27(d)

            Specimen Flexible Premium Variable Life Insurance Policy

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                       Administrative Office: P.O.Box 5068
                         Clearwater, Florida 33758-5068
                                  727-299-1800

IN THIS POLICY the Primary Insured is named on the Policy Schedule Page. The Primary Insured will be referred to as YOU or YOUR. Western Reserve Life Assurance Co. of Ohio will be referred to as WE, OUR or US.

IF YOU DIE before the Maturity Date and while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of Your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This policy is a legal contract between the Owner and Us. READ YOUR CONTRACT CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Clearwater, Florida as of the Policy Date.

    /s/  William H. Geiger                        /s/ Jerome C. Vahl
           Secretary                                   President
--------------------------------------------------------------------------------

                             RIGHT TO EXAMINE POLICY

The Owner may cancel this Policy by returning it to Us at P.O. Box 5068, Clearwater, Florida 33758 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

1. The difference between the premiums paid and the amounts allocated to any Accounts under the Policy; plus

2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus

3. The value of amounts allocated to the Accounts on the date We or Our agent receive the returned Policy.

If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.

--------------------------------------------------------------------------------

                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

============================================================================================================================

                                                         POLICY GUIDE

============================================================================================================================
Contract Schedule .........................................   3     Death Benefit Provisions (continued)
Definitions ...............................................   5       Option Type ....................................   10
   Accounts ...............................................   5       Limitation Percentage ..........................   11
   Attained Age ...........................................   5       Changes ........................................   12
   Anniversary ............................................   5       Death Benefit Proceeds .........................   12
   Beneficiary ............................................   5     Premium Provisions ...............................   12
   Death Benefit Proceeds .................................   5       Payment ........................................   12
   Fixed Account ..........................................   5       Premiums .......................................   13
   In Force ...............................................   5       Grace Period ...................................   13
   Initial Premium ........................................   5       Reinstatement ..................................   13
   Internal Revenue Code ..................................   5     Separate Account Provisions ......................   14
   Issue Age ..............................................   5       The Separate Account ...........................   14
   Maturity Date ..........................................   5       Subaccounts ....................................   14
   Minimum Monthly Guaranteed Premium                         5       Transfers ......................................   14
   Monthiversary ..........................................   5       Market Timing ..................................   14
   Net Premium ............................................   5       Addition, Deletion or
   Net Surrender Value ....................................   5       Substitution of Investments ....................   15
   No Lapse Date ..........................................   6       Change of Investment Objective .................   15
   Office .................................................   6       Unit Value .....................................   15
   Planned Premium ........................................   6     Policy Value Provisions ..........................   16
   Policy Date ............................................   6       Net Premium ....................................   16
   Premium Expense Level ..................................   6       Allocation of Net Premiums .....................   16
   Reallocation Date ......................................   6       Monthly Deductions .............................   16
   Record Date ............................................   6       Monthly Policy Charge ..........................   17
   Rider ..................................................   6       Monthly Cost of Insurance ......................   17
   SEC ....................................................   6       Monthly Cost of Insurance Rates ................   17
   Separate Account .......................................   7       Subaccount Value ...............................   17
   Series Fund ............................................   7       Fixed Account Value ............................   17
   Subaccount .............................................   7       Cash Value .....................................   18
   Surrender ..............................................   7       Surrender ......................................   18
   Termination ............................................   7       Net Surrender Value ............................   18
   Valuation Date .........................................   7       Withdrawals ....................................   18
   Valuation Period .......................................   7       Continuation of Insurance ......................   19
   Written Notice .........................................   7       Insufficient Value .............................   19
General Provisions ........................................   7       Basis of Computations ..........................   19
   The Policy .............................................   7       Policy Loans ...................................   19
   Ownership ..............................................   8     Settlement Options ...............................   20
   Beneficiary ............................................   8      Effective Date and First Payment Due ............   20
   Assignment .............................................   8      Betterment of Monthly Annuity ...................   20
   Extended Maturity Date .................................   8      Availability ....................................   20
   Incontestability .......................................   9      Age .............................................   20
   Suicide ................................................   9      Proof of Age and Sex ............................   21
   Issue Age and Sex ......................................   9      Proof of Survival ...............................   21
   Annual Report ..........................................   9      Interest ........................................   21
   Termination ............................................   9      Table of Optional Methods of Settlement .........   21
   Policy Payment .........................................  10
   Conversion Rights ......................................  10
   Protection of Proceeds .................................  10
Death Benefit Provisions ..................................  10
  Death Benefit ...........................................  10
  Specified Amount ........................................  10

                   Western Reserve Life Assurance Co. Of Ohio
                           Office: Clearwater, Florida

                                 Policy Schedule
================================================================================

Primary Insured:             JOHN DOE
Issue Age And Sex:           35 - Male           Policy Number:            0112345678
Specified Amount:            $ 250,000.00        Policy Date:              December 01, 2000
Option Type:                 B                   Record Date:              December 01, 2000
Planned Premium:             $2,000.00           No Lapse Date:            December 01, 2020
Payment Frequency:           Annually            Maturity Date:            December 01, 2065
Initial Payment Notice:      Direct Pay Notice   Reallocation Date:        December 21, 2000
Initial Premium:             $2,000.00           Minimum Monthly
                                                 Guarantee Premium:        $171.67

Rate Class:                   Ultimate Standard

Minimum Specified Amount:
                       Issue Age 0-49:                        [$50,000.00 - $250,000.00]
                       Issue Age 50 and over:                 [$50,000.00 - $100,000.00]

Separate Account Provisions

     Separate Account:                                        [WRL Series Life Account]

     Mortality and Expense Risk Charge:
         Policy Years 1-15:                                   [.90% (Annually)]
                                                              [.00002455 (Daily Equivalent)]

         Policy Years 16+:
                     Current:                                 [.75% (Annually)]
                                                              [.00002047 (Daily Equivalent)]

                     Guaranteed:                              .90% (Annually)
                                                              .00002455 (Daily Equivalent)

     Reallocation Account:                                    [Fixed Account]

Policy Value Provisions

  Premium Expense Level:                                      [$4,120.00]

     Net Premium Factors:
          Up to Premium Expense Level:
                        Policy years 1-10:                    [90% - 100%]
                        Policy years 11+:                     [97% - 100%]
                 Excess: - Above Premium Expense Level:
                        Policy years 1-10:                    [97% - 100%]
                        Policy years 11+:                     [97% - 100%]

Monthly Policy Charge

                 Initial (Guaranteed for the First Policy     [$0.00 - $7.00]
Year):
                 Guaranteed:                                  [$0.00 - $10.00]

  Fixed Account Value Limit:                                  [$5,000.00 - $100,000.00]

                   Western Reserve Life Assurance Co. Of Ohio
                           Office: Clearwater, Florida

                                Rider Information
================================================================================

Rider
      Monthly Deduction
--------------------------------------------------------------------------------

None

    Number: 0112345678






The monthly deductions shown above are applicable for the first policy month. For monthly deductions after the first policy month, refer to the rider form.

                                     Page 4A

                   Western Reserve Life Assurance Co. Of Ohio
                           Office: Clearwater, Florida

                                 Policy Schedule

================================================================================

                            Policy Number: 0112345678

                               Table of Guaranteed
                          Maximum Life Insurance Rates

Guaranteed Rate Basis for Specified Amount on Primary Insured
    Commissioners 1980 Standard Ordinary Tobacco and Non-Tobacco Mortality Table

    Insured Name
    Male Lives
    Tobacco User Classification

Monthly Cost of Insurance Rates Per $ 1,000

     Attained Age        Monthly Rate          Attained Age         Monthly Rate

         35                 .21916                  68                 3.87916
         36                 .23416                  69                 4.19333
         37                 .25333                  70                 4.54000
         38                 .27500                  71                 4.92416
         39                 .30000                  72                 5.36083
         40                 .32833                  73                 5.85250
         41                 .36166                  74                 6.38833
         42                 .39583                  75                 6.98083
         43                 .43500                  76                 7.59166
         44                 .47583                  77                 8.21000
         45                 .52250                  78                 8.82583
         46                 .56916                  79                 9.45750
         47                 .62000                  80                10.13250
         48                 .67333                  81                10.86750
         49                 .73333                  82                11.68333
         50                 .79166                  83                12.58583
         51                 .87000                  84                13.54083
         52                 .95166                  85                14.51666
         53                1.04500                  86                15.48166
         54                1.15000                  87                16.42166
         55                1.26166                  88                17.44750
         56                1.38250                  89                18.46000
         57                1.50750                  90                19.47416
         58                1.64083                  91                20.51000
         59                1.77916                  92                21.61083
         60                1.93250                  93                23.02500
         61                2.10500                  94                24.84583
         62                2.29916                  95                27.49666
         63                2.51916                  96                32.04583
         64                2.76166                  97                40.01666
         65                3.02416                  98                54.83166
         66                3.29750                  99                83.33333
         67                3.58416

                                     Page 4A

                                                                     DEFINITIONS
================================================================================

Accounts Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

Attained Age                The Issue Age plus the number of completed policy
                            years.

Anniversary                 The same day and month as the Policy Date for each
                            succeeding year the Policy remains In Force.

Beneficiary                 The person or persons specified by the Owner to
                            receive the Death Benefit Proceeds upon Your death.

Death Benefit Proceeds      The amount payable upon Your death in accordance
                            with the Death Benefit Provisions.

Fixed Account               An allocation option(s) other than the Separate
                            Account.

In Force Condition under which the coverage under this Policy or Rider, if any, is active and Your life remains insured.

Initial Premium             The amount which must be paid before coverage
                            begins. The amount is shown on the Policy Schedule
                            Page.

Internal Revenue Code       The Internal Revenue Code of 1986, as amended.

Issue Age                   The Age on Your birthday nearest the Policy Date.

Maturity Date The Anniversary nearest Your 100th birthday on which coverage under this Policy will terminate if You are living and this Policy is In Force. The Maturity Date may be extended as provided in the Extension of Maturity Date section of the General Provisions.

Minimum Monthly Guarantee   The amount shown on the Policy Schedule Page that
Premium                     We use until the No Lapse Date to determine
                            whether a Grace Period will begin.

Monthiversary           The day of each month coinciding with the Policy Date.
                        If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

Net Premium             The portion of the premium available for allocation as
                        set forth in the Policy Value provisions.

Net Surrender Value     The amount payable upon Surrender in accordance with the
                        Policy Value provisions.

No Lapse Date           The date, as set forth on the Policy Schedule Page,
                        prior to which this Policy will not lapse if certain conditions are met, even though the Net Surrender Value is insufficient to meet the monthly deduction.

Office Refers to Our administrative Office located in Clearwater, Florida.

Planned Premium         Premiums paid according to a periodic payment schedule,
                        which allows the Owner to pay level premiums at fixed intervals over a specified period of time. Planned
                        Premiums are not required to be paid according to their schedule. The Owner may change the amount, frequency and the period over which Planned Premiums are paid.

Policy Date             The date coverage is effective and monthly deductions
                        commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule Page.

Premium Expense Level   The amount of premium used to determine the level of
                        charges applied to premium payments. The premium expense level varies depending on the Primary Insured's sex, issue age, initial Specified Amount and Rate class.

Reallocation Date       The date on which any premiums are reallocated from the
                        Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule Page.

Record Date             The date the Policy is recorded on Our books as an In
                        Force Policy. The Record Date is shown on the Policy
                        Schedule Page.

Rider Any attachment to this Policy which provides additional coverage or benefits.

SEC                     The United States Securities and Exchange Commission.

Separate Account    A separate investment account shown on the Policy Schedule
                    Page which is composed of several Subaccounts established to receive and invest Net Premiums under the Policy.

Series Fund         A designated mutual fund from which each Subaccount of the
                    Separate Account will buy shares.

Subaccount          A sub-division of the Separate Account. Each Subaccount
                    invests exclusively in the shares of a specified Series Fund portfolio.

Surrender           The Termination of this Policy at the option of the Owner.

Termination         Condition under which coverage under the Policy or any Rider is no longer In Force and Your life is no longer insured.

Valuation Date      Any day We are required by law to value the assets of the
                    Separate Account.

Valuation Period    The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.

Written Notice      Written Notice means a notice by the Owner to Us requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written
                    Notice, it must: be in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our administrative Office.


                                                              GENERAL PROVISIONS
================================================================================

The Policy          This Policy is issued in consideration of the attached
                    application and payment of the Initial Premium. This Policy, the attached application and any additional applications at the time of reinstatement constitute the entire contract.
                    All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No Policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

                              Upon notice to You, We may modify the Policy:

                              1. to make the Policy comply with any law or regulation issued by a governmental agency to which We are subject; or
                              2. to assure continued qualification of the Policy under the Internal Revenue Code or other federal or state laws relating to variable life policies; or
                              3. to reflect a change in the operation of the separate account.

Ownership                     This Policy belongs to the Owner. The Owner, as
                              named in the application or subsequently changed, may exercise all rights under this Policy during Your lifetime including the right to transfer ownership. If the Owner should die during Your lifetime, ownership of this Policy will pass to the Owner's estate if no contingent
                              Owner is named.

                              We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our Office for endorsement.

Beneficiary                   The Beneficiary, as named in the application or
                              subsequently changed, will receive the benefits payable at Your death. If the Beneficiary dies before You, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent Beneficiary survives
                              You, the benefits payable at Your death will be paid to the Owner or the Owner's estate.

                              We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Policy must be returned to Our Office for endorsement.

Assignment                    This Policy may be assigned. We will not be
                              bound by any assignment unless made by Written
                              Notice and received at Our Office. The
                              assignment will be effective on the date it was signed; however, no change will apply to any payment We made before Written Notice is received. We assume no responsibility for the validity of any assignment.

Extended Maturity Date        The Owner may request that the Maturity Date shown
                              on the Policy Schedule page be extended. The request must be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. Any Riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity
                              Date is extended.

                              The Maturity Date will be extended in accordance with either (1) or (2) below, as elected by the Owner at the time the request is made. If (2) is chosen, the Owner may elect to change to (1) at any time. Changes from (1) to (2) are not permitted.

                    (1) If the death benefit Option Type is other than Option A, the Option Type will be changed to Option A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted. All future monthly deductions will be waived.

                    (2) The Maturity Date will be automatically extended until the next Policy Anniversary. At least 90 days, but no more than 180 days, prior to each subsequent Policy Anniversary, the Owner must request in writing that the Maturity Date be extended each Policy year. All benefits and charges will continue as set forth in this Policy. Monthly Cost of Insurance Rates will be the then current cost of insurance rates.



Incontestability    This Policy shall be incontestable after it has been In
                    Force, while You are still alive, for two years from the Policy Date.

                    If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.



Suicide If You die by suicide, while sane or insane, within two years from the Policy Date, or two years from the effective date of any reinstatement of this Policy, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.



Issue Age and Sex   If Your date of birth or sex is not correctly stated, the
                    death benefit will be adjusted. The death benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on Your correct date of birth and sex.



Annual Report       We will send a report to the Owner at least once each year.
                    It will show for the Policy:

                    1.   The current cash value;               4.  Any current policy loans;
                    2.   The current Net Surrender Value;      5.  Activity since the last report;
                    3.   The current death benefit;            6.  Projected values.

                    Additional activity within each Subaccount showing investment experience will also be provided.

Termination         This Policy will terminate on the earliest of:

                    1.   The Maturity Date unless extended;    3.   The end of the grace period;
                    2.   The date of Your death;               4.   The date of Surrender.

Policy Payment           All proceeds to be paid upon Termination will be paid
                         in one sum unless otherwise elected under the Settlement Options of this Policy.

                         All payments and transfers from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

                         1.    The New York Stock Exchange is closed; or
                         2. The SEC requires that trading be restricted or declares an emergency; or
                         3. The SEC allows Us to defer payments to protect Our policyowners.

                         We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.

Conversion Rights        At any time upon written request within the first two
                         policy years, the Owner may elect to transfer all Subaccount Values to the Fixed Account without a transfer charge.

Protection of            Unless the Owner directs by filing Written Notice, no
Proceeds                 Beneficiary may assign any payments Proceeds under this
                         Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.



DEATH BENEFIT PROVISIONS

Death Benefit            The death benefit is based upon the Specified Amount,
                         Option Type and the Limitation Percentage applicable at time of death.

Specified Amount         The Specified Amount is as shown on the Policy Schedule
                         Page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.


Option Type              The Option Type is as shown on the Policy Schedule
                         Page, unless changed in accordance with the Changes section of this provision.

                         If Option Type A is in effect, the death benefit is the greater of:

                         1.    the Specified Amount; or
                         2. the Limitation Percentage multiplied by the cash value of this Policy on the date of Your death; or
                         3. the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

                         If Option Type B is in effect, the death benefit is the greater of:

                         1. the Specified Amount plus the cash value of this Policy on the date of Your death; or
                         2. the Limitation Percentage multiplied by the cash value of this Policy on the date of Your death;or
                         3. the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

                         If Option Type C is in effect, the death benefit is the greater of:

                         1.    the Option Type A death benefit; or
                         2. the Specified Amount multiplied by the factor K plus the cash value of this Policy on the date of Your death, where the factor K is equal to the lesser of:

                               a.  1; or
                               b. 04 multiplied by (95 minus Your Attained Age at death).

                         The factor K will never be less than zero; or

                         3. the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

                         This Policy is intended to qualify under Section 7702 of the Internal Revenue Code as a life insurance contract for federal tax purposes. The death benefit under the Policy is intended to qualify for the federal income tax exclusion. The provisions of the Policy (including any rider or endorsement) will be interpreted to ensure tax qualification, regardless of any language to the contrary.

Limitation Percentage    The Limitation Percentage is a percentage based on Your
                         Attained Age at the beginning of the policy year as follows:

                          Attained Age             Limitation Percentage
                          ---------------------------------------------------------------
                          40 and under             250%
                          41 through 45            250% minus 7% for each Age over Age 40
                          46 through 50            215% minus 6% for each Age over Age 45
                          51 through 55            185% minus 7% for each Age over Age 50
                          56 through 60            150% minus 4% for each Age over Age 55
                          61 through 65            130% minus 2% for each Age over Age 60
                          66 through 70            120% minus 1% for each Age over Age 65
                          71 through 75            115% minus 2% for each Age over Age 70
                          76 through 90            105%
                          91 through 95            105% minus 1% for each Age over Age 90
                          96 through 99            100%

   Changes After the third policy year, the Owner may change the Option Type or decrease the Specified Amount by Written Notice. Changes will be effective on the first Monthiversary on or next following the day We receive Written Notice. No change in the Option Type will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule Page.

                         On the effective date of change to a new Option Type, the Specified Amount will be adjusted so that the Monthly Cost of Insurance on the effective date of change under the new Option type will be equal to the Monthly Cost of Insurance under the prior Option Type. Upon such change, the Owner will be notified by Us of the new Specified Amount.

                         We reserve the right to limit any decrease in the Specified Amount to no more than 20% of the then current Specified Amount. All changes to the Specified Amount are subject to the following:

                         Any decrease will become effective on the first Monthiversary on or next following the date We receive Written Notice.

                           No decrease will be allowed if:

                           a) the Specified Amount after any requested decrease would be less than the Minimum Specified Amount shown on the Policy Schedule Page;

                           b) the requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations; or

                           c) the decrease would cause the Policy to enter the grace period.

                         Only one change in the Option Type or to the Specified Amount will be allowed within each policy year.

Death                    The Death Benefit Proceeds is the amount payable by Us
Benefit                  under this Policy provided this Policy has not Proceeds
Proceeds                 terminated prior to Your death. Except as provided in
                         the Suicide section of the General Provisions, the Death Benefit Proceeds will be equal to:

                           1.  The death benefit; minus
                           2. Any monthly deductions due during the grace period; minus
                           3.  Any outstanding policy loan; minus
                           4.  Any accrued loan interest.


PREMIUM PROVISIONS

Payment The Initial Premium shown on the Policy Schedule Page must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Office.

Premiums The amount and frequency of Planned Premiums are shown on the Policy Schedule Page. The amount and frequency may be changed upon request, subject to Our approval.

                         While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

                           1. The amount is below Our current minimum payment requirement; or
                           2. The premium would increase the death benefit by more than the amount of the premium; or
                           3. The premium would disqualify this Policy as a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.


Grace Period             If the Net Surrender Value on any Monthiversary is not
                         sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of premiums. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the Policy
                         In Force. The Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under the Policy and any Riders will terminate without value at the end of the grace period.

                         Until the No Lapse Date shown on the Policy Schedule Page, no grace period will begin provided the total premiums received (minus any withdrawals, minus any outstanding loans, minus any accrued loan interest) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule Page unless changed due to a requested change under the Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new premium.

Reinstatement            If this Policy terminates, as provided in the Grace
                         Period section, it may be reinstated. The reinstatement is subject to:

                           1. Receipt at Our Office of a Written Notice. Such notice must be within 5 years after the date of Termination and prior to the Maturity Date; and
                           2. Receipt of evidence of insurability satisfactory to Us; and
                           3. Payment of a minimum premium sufficient to provide a Net Premium to cover (a) one monthly deduction at the time of Termination, plus (b) the next two monthly deductions which will become due after the time of reinstatement.

                         The effective date of a reinstatement shall be the first Monthiversary on or next following the day We approve the application for reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated.

                                                     SEPARATE ACCOUNT PROVISIONS


The Separate Account     The variable benefits under this Policy are provided
                         through the Separate Account as shown on the Policy
                         Schedule Page. The assets of the Separate Account are
                         Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.


Subaccounts              The Separate Account has various Subaccounts with
                         different investment objectives. We reserve the right to add or remove any Subaccount of the Separate
                         Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Series Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.


Transfers                The Owner may transfer all or a portion of this
                         Policy's value in each Subaccount to other Subaccounts or the Fixed Account subject to the limitations imposed under the Fixed Account Value section of the Policy Value Provisions of this Policy. Transfers in excess of one per policy month or twelve per policy year are subject to a $25 charge. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first
                         Valuation Date on or following the date the request is received at Our Office.


Market Timing            The Policy was not designed for professional market
                         timing organizations or other persons that use programmed large frequent transfers, commonly known as market timing. The use of such transfers may be disruptive to the Accounts and Series Fund portfolio and increase transaction costs. We reserve the right to reject any premium payment or transfer request from any person if, in our judgment, the payment or transfer or series of transfers would have a negative impact on the Accounts or Series Fund portfolios operations or if a Series Fund portfolio would reject our purchase order. We may impose other restrictions on transfers or even prohibit them for any owner who, in our view, has abused, or appears likely to abuse, the transfer privilege.

Addition, Deletion       We reserve the right to transfer assets of the Separate
or Substitution of       Account, which We determine to be  associated with the
Investments              class of contracts to which this Policy belongs, to
                         another Separate Account. If this type of transfer is made, the term "Separate Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

                         We reserve the right, when permitted by law, to:

                            1. Deregister the Separate Account under the
                                Investment Company Act of 1940;
                            2. Manage the Separate Account under the direction
                                of a committee at any time;
                            3. Restrict or eliminate any voting privileges of
                                owners or other persons who have voting
                                privileges as to the Separate Account;
                            4. Combine the Separate Account or any Subaccount(s)
                                with one or more other Separate Accounts or Subaccounts;
                            5. Operate the Separate Account as a management
                                investment company;
                            6. Establish additional Subaccounts to invest in
                                either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
                            7. Fund additional classes of variable life
                                insurance contracts through the Separate
                                Account.


Change of                We reserve the right to change the investment objective
Investment               of a Subaccount. If required by law or regulation, an
Objective                investment objective of the Separate Account, or of a
                         Series Fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance
                         Department of the state where this Policy is delivered.

Unit Value               Some of the policy values fluctuate with the investment
                         results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is a; minus b, minus c; divided by d where:

                             a. Is the total value of the assets held in the
                                 Subaccount. This value is determined by
                                 multiplying the number of shares of the
                                 designated Series Fund portfolio owned by the Subaccount times the net asset value per share.
                             b. Is the accrued Mortality and Expense Risk
                                 Charge. The daily amount of this charge is equal to the daily net assets of the Subaccount multiplied by the Daily Equivalent of the Mortality and Expense Risk Charge, shown on the Policy Schedule Page.

                            c. Is the accrued amount of reserve for any taxes
                                or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount.
                            d. Is the number of outstanding units in the
                                Subaccount.

                         The use of the unit value in determining contract values is described in the Policy Value Provisions.


                                                         POLICY VALUE PROVISIONS

Net Premium              The Net Premium equals the premium paid during a policy
                         year multiplied by the applicable Net Premium Factors as shown on the Policy Schedule Page.

Allocation of            Net Premiums will be allocated to the Subaccounts of
Net Premiums             the Separate Account and the Fixed Account on the first
                         Valuation Date on or following the date the premium is received at Our Office; except any Net Premium received prior to the Policy Date will be allocated on the first
                         Valuation Date on or following the Policy Date. All Net
                         Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account where required to return the Initial Premium if the Owner chooses to exercise the Right to Examine Policy as noted on the cover page of this Policy. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

                         We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us. We reserve the right to impose a charge of $25 for each change of allocation in excess of one per policy year quarter.

Monthly Deductions       On each Monthiversary, a monthly deduction for this
                         Policy will be made equal to the sum of the following:

                             1. The Monthly Policy Charge as shown on the Policy
                                 Schedule Page;
                             2. The Monthly Cost of Insurance for this Policy;
                             3. The charge for benefits provided by Riders
                                 attached to this Policy.

                         Deductions will be withdrawn from each account in proportion to the value each bears to the Cash Value.

Monthly Policy           Both the Initial and Guaranteed Monthly Policy Charge
Charge                   are shown on the Policy Schedule Page. It is Our
                         intention to charge the Initial Monthly Policy Charge each month; however, We reserve the right to increase the Monthly Policy Charge up to the Guaranteed Monthly
                         Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

Monthly Cost
of Insurance             The Monthly Cost of Insurance on each Monthiversary is
                         determined as follows:
                            1. Divide the death benefit on the Monthiversary by
                                1.0024663; and
                            2. Reduce the result by the cash value on the
                                Monthiversary; and
                            3. Multiply (2) by the appropriate monthly cost of
                                insurance rates.


Monthly Cost of          To determine the Monthly Cost of Insurance rates, We
Insurance Rates          will refer to the current cost of insurance rate tables
                         in effect for this Policy using the sex, Age at issue, plan of insurance, Rate Class, and the duration from the Policy Date. Monthly Cost of Insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, sex, plan of insurance, Rate Class, and whose policies have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance
                         Rates.

Subaccount Value         At the end of any Valuation Period, the Subaccount
                         Value is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

                         The number of units that the Policy has in each Subaccount is equal to:

                            1. The initial units purchased on the Policy Date;
                                plus
                            2. Units purchased at the time additional Net
                                Premiums are allocated to the Subaccount; plus
                            3. Units purchased through transfers from another
                                Subaccount or the Fixed Account; minus
                            4. Those units that are redeemed to pay for monthly
                                deductions as they are due; minus
                            5. Any units that are redeemed to pay for cash
                                withdrawals; minus
                            6. Any units that are redeemed as part of a transfer
                                to another Account.

Fixed Account Value      At the end of any Valuation Period, the Fixed Account
                         value is equal to:

                            1. The sum of all Net Premiums allocated to the
                                Fixed Account; plus
                            2. Any amounts transferred from a Subaccount to the
                                Fixed Account; plus
                            3. Total interest credited to the Fixed Account;
                                minus
                            4. Any amounts charged to pay for monthly deductions
                                as they are due; minus
                            5. Any amounts withdrawn from the Fixed Account to
                                pay for cash withdrawals; minus
                            6. Any amounts transferred from the Fixed Account to
                                a Subaccount.

                         Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed Account.

                         On transfers from the Fixed Account to a Subaccount, We reserve the right to require that:

                            1. written Notice be received by Us within 30 days
                                after an Anniversary.
                            2. the transfer takes place on the date We receive
                                such Written Notice.
                            3. the maximum amount that may be transferred be
                                limited to no less than the greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

                         Unless We otherwise consent, transfers or allocation of Premiums to the Fixed Account may be restricted if the Fixed Account Value excluding the loan reserve following the transfer or allocation will exceed the Fixed Account Value Limit shown on the Policy Schedule Page. This restriction will not apply for any transfer made under the Conversion Rights provision of this Policy.

                         We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

Cash Value               At the end of any Valuation Period, the cash value of
                         the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

Surrender                While this Policy is In Force, the Owner may Surrender
                         this Policy for the Net Surrender Value. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General
                         Provisions.

Net Surrender Value      The Net Surrender Value is the amount payable upon
                         Surrender of this Policy. The Net Surrender Value as of any date is equal to:

                            1. the cash value as of such date; minus
                            2. any outstanding policy loan; minus
                            3. any accrued loan interest.


Withdrawals              Cash withdrawals may be made any time after the first
                         policy year and while this Policy is In Force. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and the remaining Net Surrender Value following a withdrawal may not be less than $500. The request for a withdrawal must be by Written Notice. A processing fee of the lesser of 2% of the amount withdrawn or $25 will be deducted from each withdrawal amount and the balance paid to the Owner.

                         When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit section of the Death Benefit Provisions of this Policy. No withdrawal will be allowed if the resulting Specified Amount would be less than the minimum Specified Amount shown on the Policy Schedule Page.

                         The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current premium allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

Continuation of          Subject to the Grace Period section of the Premium
Insurance                Provisions of this Policy, insurance coverage under
                         this Policy and any benefits provided by Rider will be continued In Force until the Net Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any Rider beyond the date for its Termination, as provided in the Rider and any Provisions of this Policy.

Insufficient Value       If the Net Surrender Value on any Monthiversary is not
                         sufficient to cover the monthly deductions then due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.

Basis of Computations    Policy values and reserves are at least equal to those
                         required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

Policy Loans             After the first policy year and during the continuance
                         of this Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the cash value less any outstanding policy loan, including accrued interest. The amount of any policy loan may be limited to no less than $500, except as noted below.

                         When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instructions.

                         The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

                        While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

                        Interest on any loan will be at the maximum policy loan rate of 4%, payable in arrears. We may declare from time to time various lower policy loan interest rates. We may also apply different loan interest rates to different parts of the loan. Interest is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate.

                        At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We reserve the right to require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.

                                                              SETTLEMENT OPTIONS


Effective Date and      The effective date of a settlement provision will be
First Payment Due       either the date of Surrender or the date of death. The
                        first payment due will be on the effective date of the settlement provision.

Betterment of
Monthly Annuity         The payee will receive the greater of:

                        1.  The income rate guaranteed in this Policy; or
                        2. The income rates in effect for Us at the time income payments are made.

Availability            If the payee is not a natural person, an optional method
                        of settlement is only available with Our permission. No optional method of settlement is available if:

                        1.  The payee is an assignee; or
                        2.  The periodic payment is less than $100.

Age Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

Proof of Age            Prior to making the first payment under this Policy, We
and Sex                 reserve the right to require satisfactory evidence of
                        the birthdate and sex of any payee. If required by law to ignore the differences in sex of any payee, annuity payments will be determined using unisex rates.

Proof of Survival       Prior to making any payment under this Policy, We
                        reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

Interest All settlement options are based on the Annuity 2000 Mortality Table, if applicable, and a guaranteed annual interest rate of 3%.


                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS.

Option A - Fixed Period The proceeds will be paid in equal installments. The installments will be paid over a fixed period determined from the following table:

                        =================================
                         Fixed Period
                          (in months)        Factor
                        ---------------------------------
                               60             17.91
                              120              9.61
                              180              6.87
                              240              5.51
                        =================================

Option B - Life Income  The proceeds will be paid in equal installments determined from the following table. Such installments are payable:

                          1.  during the payee's lifetime only (Life Annuity);
                              or
                          2. during a 10-year fixed period certain and for the payee's remaining lifetime (Certain Period); or
                          3. until the sum of installments paid equals the annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).

================================================================================
 Payee's         Life Annuity           Certain Period      Installment Refund
   Age      Male   Female   Unisex   Male  Female Unisex  Male   Female  Unisex
          ----------------------------------------------------------------------
    55      4.18     4.01    4.06    4.13   3.99   4.03   3.99    3.89    3.92
    60      4.64     4.42    4.49    4.57   4.38   4.44   4.36    4.23    4.27
    65      5.30     4.98    5.08    5.14   4.89   4.97   4.83    4.67    4.72
    70      6.21     5.78    5.90    5.86   5.58   5.66   5.43    5.26    5.31
    75      7.46     6.94    7.09    6.70   6.45   6.53   6.22    6.04    6.09
    80      9.23     8.66    8.83    7.61   7.46   7.51   7.24    7.08    7.13
    85     11.72    11.24   11.38    8.44   8.40   8.41   8.55    8.45    8.48
    90     15.16    14.94   15.00    9.06   9.05   9.05  10.22   10.19   10.20
================================================================================

Option C - Joint and    The proceeds will be paid in equal installments during
Survivor Life Income    the joint lifetime of two payees:

   1. continuing upon the death of the first payee for the remaining lifetime of the survivor; or

==============================================
Joint Life Income with Full Amount to Survivor
----------------------------------------------
          Female
         --------
  Male      55     60    65    70     75
  ----   -------------------------------------

   55      3.61   3.74  3.86  3.96   4.04
   60      3.72   3.91  4.09  4.26   4.39
   65      3.81   4.06  4.32  4.57   4.80
   70      3.88   4.18  4.52  4.89   5.25
   75      3.93   4.27  4.69  5.17   5.70
==============================================

   2. reduced by one-third upon the death of the first payee and continuing for the remaining lifetime of the survivor.

 ======================================
 Joint Life Income with 2/3 to Survivor
 --------------------------------------
        Female
       -------
 Male     55     60    65    70    75
 ----  -------------------------------

  55     3.91   4.09   4.29  4.51  4.75
  60     4.08   4.30   4.54  4.81  5.11
  65     4.28   4.53   4.83  5.17  5.54
  70     4.49   4.79   5.15  5.57  6.05
  75     4.70   5.05   5.47  5.99  6.61
 ======================================

                       THIS PAGE INTENTIONALLY LEFT BLANK

                              WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO








                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results